Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

Dynavax and GlaxoSmithKline Select Clinical Candidate in the Endosomal

TLR Inhibitor Program

-- IND-Enabling Studies Underway --

BERKELEY, CA - February 18, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) today announced the selection of a candidate for clinical development in its endosomal Toll-like Receptor (TLR) inhibitor collaboration with GlaxoSmithKline. The selected molecule DV1179, a bifunctional TLR inhibitor, has moved into advanced preclinical IND-enabling studies that could allow clinical development to begin as early as this year. Dynavax and GlaxoSmithKline are collaborating to develop novel inhibitors of endosomal TLRs for the treatment of multiple autoimmune and inflammatory diseases. TLRs are key receptors of the innate immune system.

Under the collaboration, Dynavax has been conducting research primarily in the area of autoimmune and sterile inflammatory diseases. GSK has a right to exercise its exclusive option to license each program upon achievement of proof-of-concept or earlier upon certain circumstances. After exercising its option, GSK will carry out further development and commercialization of these products. Dynavax will receive tiered royalties, up to double-digits, on sales and has retained an option to co-develop and co-promote one specified product. Dynavax received an initial payment of $10 million when the collaboration was announced in December 2008 in exchange for which GSK received an exclusive option over four programs targeting autoimmune and inflammatory diseases such as lupus, psoriasis, and rheumatoid arthritis.

About TLR Inhibitors

Dynavax's endosomal TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases. Preclinical data from animal model studies show Dynavax's TLR inhibitors block induction of IFN-alpha and also reduce symptoms in multiple autoimmune diseases animal models, such as lupus, inflammatory skin disorders, and rheumatoid arthritis.

-- more --

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements," including statements related to the anticipated development of our inhibitors of endosomal TLRs, including initiation of clinical trials, the responsibilities of the parties under our collaboration agreement with GSK and the potential value of payments that may be received under our collaboration. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK collaborative agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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